Exhibit 3.13

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO

A LIMITED LIABILITY COMPANY

PURSUANT TO SECTION 266

OF THE DELAWARE

GENERAL CORPORATION LAW.

                1.             The name of the corporation immediately prior to filing this Certificate is Brand Scaffold Builders, Inc.

                2.             The date the Certificate of Incorporation was filed on is September 17, 1996.

                3.             The original name of the corporation as set forth in the Certificate of Incorporation is Brand Scaffold Builders, Inc.

                4.             The name of the limited liability company as set forth in the formation is Brand Scaffold Builders, LLC.

                5.             The conversion has been approved in accordance with the provisions of Section 266.

                6.             This Certificate of Conversation shall become effective as of 6:00 p.m. on February 1, 2005.

By:	/s/ Raymond L. Edwards
Authorized Officer

Name:	Raymond L. Edwards, Secretary